Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-220776 on Form S-8 and Nos. 333-228696 and 333-234004 on Form S-3 of our reports dated October 28, 2020, (June 30, 2021, as to the effects of the restatement described in Note 2) relating to the consolidated financial statements of The Simply Good Foods Company and subsidiaries and the effectiveness of The Simply Good Foods Company and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K/A of The Simply Good Foods Company for the fifty-two weeks ended August 29, 2020.

/s/ Deloitte & Touche LLP

Denver, Colorado
June 30, 2021